Exhibit 8 (ww)
Home Office: Cincinnati, Ohio
Variable Administrative Office: P.O. Box 5423, Cincinnati, Ohio 45201-5423
GUARANTEED MINIMUM WITHDRAWAL BENEFIT RIDER
This rider (this “Rider”) is attached to a certificate of participation (your “Certificate”) issued under a group deferred annuity contract (the “Contract”). It is evidence of your interest in the Guaranteed Minimum Withdrawal Benefit Rider (the “GMWB Rider”) attached to the Contract. The Contract number and your Certificate number are set out on your Rider Specifications page. If you choose to activate it with respect to your interest in the Contract, the GMWB Rider will provide guaranteed withdrawal rights equal to a fixed percentage of your Benefit Base Amount. You will be entitled to take withdrawals from your interest in the Contract equal to your Benefit amount even if your interest in the Contract is exhausted. The rights to such withdrawals are subject to the terms and conditions set out in this Rider.
IMPORTANT NOTE: The GMWB Rider is not effective with respect to your interest in the Contract until you activate it. You may activate the GMWB Rider by Written Request when permitted under the Activation provision of this Rider.
As you read through this Rider, please note that the words “we”, “us”, “our”, and “Company” refer to Annuity Investors Life Insurance Company. The words “you” and “your” refer to the Participant. “Administrative Office” means our home office or any other place of business that we may designate for administration.
This Rider changes your Certificate only as and to the extent stated.
Signed for us at our office as of the date of issue.

MARK F. MUETHING SECRETARY	CHARLES R. SCHEPER PRESIDENT

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RIDER SPECIFICATIONS
PARTICIPANT: [JOHN DOE]
GROUP CONTRACT NUMBER: [00000000]
CERTIFICATE NUMBER: [00000000]
RIDER ISSUE DATE: [SEPTEMBER 1, 2007]
BENEFIT PERCENTAGE: [5.0%]
RIDER CHARGE RATE:

Initial	Maximum
[0.60%]	[0.90%]

INQUIRIES:	For information, or to make a complaint, call or write:
Policyowner Services Department
Annuity Investors Life Insurance Company
P.O. Box 5423
Cincinnati, Ohio 45201-5423
1-800-789-6771
If you prefer, you may visit us at our website, www.GAFRI.com

DEFINITIONS
Capitalized terms not defined in this Rider have the same meaning as such terms are defined in your Certificate.
Benefit: A guaranteed withdrawal benefit that is available under the GMWB Rider, as described in the BENEFITS section of this Rider.
Benefit Base Amount: The amount on which the GMWB Rider charges and Benefit payments are based. This amount is computed as described in the Benefit Base Amount provision of this Rider.
Benefit Start Date: The first day that a Benefit under the GMWB Rider is to be paid with respect to your interest in the Contract.
Benefit Year: A twelve (12) month period beginning on your Benefit Start Date or on an anniversary of your Benefit Start Date.
Designated Sub-Account: Each Sub-Account under the Contract that we designate from time to time to hold Contract values on which Benefits may be based.
Excess Withdrawal: A withdrawal from your interest in the Contract after your Rider Effective Date and before your Benefit Start Date; a withdrawal from your interest in the Contract on or after your Benefit Start Date to the extent that it exceeds the Benefit amount that is available with respect to your interest in the Contract on the date of payment. A withdrawal to pay the GMWB Rider charges is never considered to be an Excess Withdrawal. An offset of a defaulted Loan after your Rider Effective Date will be considered an Excess Withdrawal.
Ineligible Transfer: A transfer of funds after your Rider Effective Date from a Designated Sub-Account to a Sub-Account or Fixed Account option that is not a Designated Sub-Account. A transfer of funds to a Fixed Account option before your Benefit Start Date will not be an Ineligible Transfer to the limited extent that it is required as collateral for a Loan.
Loan: To the extent permitted by the Contract, a loan made under the Contract and secured by your interest in the Contract.
Rider Anniversary: The date in each year that is the annual anniversary of your Rider Effective Date.
Rider Effective Date: Your Certificate Effective Date or Certificate Anniversary on which the GMWB Rider is activated with respect to your interest in the Contract.
Rider Issue Date: The issue date of the GMWB Rider with respect to your interest in the Contract. If the GMWB Rider is part of the Contract on or before your Certificate Effective Date, your Rider Issue Date will be your Certificate Effective Date. If the GMWB Rider is added to the Contract after your Certificate Effective Date, your Rider Issue Date will be the date that the GMWB Rider is added to the Contract. Your Rider Issue Date is set out on your Rider Specifications page.
Rider Year: Each twelve (12) month period that begins on your Rider Effective Date or a Rider Anniversary.

GENERAL PROVISIONS
Activation
Except as provided below, you may elect to activate the GMWB Rider with respect to your interest in the Contract on your Certificate Effective Date or on any Certificate Anniversary. You may not activate the GMWB Rider if:
1)	we are no longer issuing the GMWB Rider with any new annuity contracts, and we prohibit further activations of the GMWB Rider on a nondiscriminatory basis; or

2)	you are age 81 or older; or

3)	there is another guaranteed withdrawal benefit rider then in effect with respect to your interest in the Contract; or

4)	an event has occurred that would terminate the GMWB Rider with respect to your interest in the Contract.
Your election is to be made by Written Request. Your election must be made on or before your Certificate Effective Date or Certificate Anniversary on which the GMWB Rider is to take effect with respect to your interest in the Contract.
Required Transfers
Prior to activation of the GMWB Rider with respect to your interest in the Contract, you must transfer your Account Value to such Designated Sub-Account(s) as you may elect.
For amounts that are held as collateral for a Loan, the following special rules apply:
1)	at the time of activation, there is no requirement that you transfer the portion of your Fixed Account value that is then needed as collateral for a Loan;

2)	from time to time after activation and before your Benefit Start Date, we may require you to transfer to a Designated Sub-Account the portion of your Fixed Account value that is no longer needed as collateral for a Loan; you must make this transfer within thirty (30) days of our written notice to you of this requirement;

3)	on or before your Benefit Start Date, you must pay off the Loan and transfer to a Designated Sub-Account the portion of your Fixed Account value that is no longer needed as collateral.
A failure to make a transfer required above will terminate the GMWB Rider with respect to your interest in the Contract. An Ineligible Transfer after activation will terminate the GMWB Rider with respect to your interest in the Contract.
Declining the Rider
You may decline the GMWB Rider with respect to your interest in the Contract at any time by Written Request.

RIDER CHARGES
Rider Charge Amounts
There is an annual charge for the GMWB Rider once it is activated with respect to your interest in the Contract. The annual charge will be equal to your Benefit Base Amount multiplied by your Rider Charge Rate. For this purpose, your Benefit Base Amount is determined as of the date immediately before the date that the charge is paid. Your Rider Charge Rate on your Rider Issue Date is set out on your Rider Specifications page.
We may change your Rider Charge Rate at any time or times that you reset values as described in the Benefit Base Amount provision of this Rider. Your Rider Charge Rate will never exceed the maximum Rider Charge Rate set out on your Rider Specifications page. Changes, if any, in your Rider Charge Rate will be effective for your Rider Year immediately following the change.
Rider Charge Payments
The charge for the GMWB Rider with respect to your interest in the Contract is taken annually at the end of each of your Rider Years. Your first (1st) annual charge for the GMWB Rider is due on your first (1st) Rider Anniversary. Your annual charge for each subsequent Rider Year is due on your next Rider Anniversary. In addition, a prorated portion of the annual charge will be taken upon the surrender of your interest in the Contract or the termination of the GMWB Rider with respect to your interest in the Contract. We will take the charge for the GMWB Rider as withdrawals from your Account Value. No contingent deferred sales charge or other charge or fee will be deducted on account of a withdrawal to pay Rider charges.
Waiver of Charges
Charges for the GMWB Rider with respect to your interest in the Contract will be permanently waived once your Account Value is fully depleted directly as a result of withdrawals for Rider charges or Benefit payments.
BENEFITS
Benefit Start Date
Your Benefit Start Date is the date that you first choose to take a Benefit payment under the GMWB Rider. You may choose this date by Written Request. Such a request must be made at least thirty (30) days prior to the date that the first Benefit payment is to be taken.
You must pay off all Loans on or before your Benefit Start Date. Your Benefit Start Date may not be after the date that the GMWB Rider terminates with respect to your interest in the Contract.
Benefit Amount
With respect to your interest in the Contract, the Benefit amount available to be taken within a Benefit Year is equal to your Benefit Base Amount multiplied by the Benefit Percentage. The Benefit Percentage is set out on your Rider Specifications page.

With respect to your interest in the Contract, the Benefit available at any point during a Benefit Year will never be less than the required minimum distribution (“RMD”) due for the calendar year that ends with or within the Benefit Year. The RMD is the amount, if any, that is required to be distributed from your interest in the Contract under Section 401(a)(9) of the Code or the similar provisions of federal tax law to the extent applicable to the Contract. For this purpose, the RMD will be computed based on the values of your interest in the Contract without considering any other annuity or tax-qualified account. The RMD will be reduced by all prior withdrawals or Benefit payments from your interest in the Contract made in such calendar year. In calculating the RMD for this purpose, we may choose to disregard changes in the federal tax law that are made after the date that the GMWB Rider is added to the Contract if such changes would increase the RMD. We will notify you if we make this choice.
The total Benefits under the GMWB Rider with respect to your interest in the Contract will be equal to your Benefit Base Amount.
Benefit Base Amount
Unless you elect a reset, your Base Benefit Base Amount is equal to:
1)	your Account Value on your Rider Effective Date; less

2)	adjustments for Excess Withdrawals that are made after your Rider Effective Date.
At any time on or after a Reset Date, your Benefit Base Amount is equal to:
1)	your Account Value on your most recent Reset Date; less

2)	adjustments for Excess Withdrawals that are made after your most recent Reset Date.
A Reset Date is a Rider Anniversary or your Benefit Start Date for which you elect a reset. The election must be received by us before your Benefit Start Date and no later than thirty (30) days after the Reset Date itself. No Reset Date can be after your Benefit Start Date. A reset election must be made by Written Request.
Adjustment for Excess Withdrawals
Your Benefit Base Amount is adjusted for any Excess Withdrawal from your interest in the Contract after your Rider Effective Date. Each adjustment is made on the date that the Excess Withdrawal is taken. The amount of the adjustment is proportional to the reduction in your Account Value on account of the Excess Withdrawal.
Benefit Payments
Benefit payments with respect to your interest in the Contract will be made at any time or times on or after your Benefit Start Date upon your Written Request. A Benefit payment may be an amount up to the full Benefit amount available on the payment date. You may not take a Benefit payment of less than $50. Benefit amounts available for a Benefit Year but not taken may not be carried over to the next Benefit Year.
Until your Account Value is exhausted, Benefits are paid in the form of withdrawals from your interest in the Contract. After that, Benefits are paid under the GMWB Rider itself.

The right to take Benefit payments will continue until total Benefit payments under the GMWB Rider equal your Benefit Base Amount then in effect, or the GMWB Rider is terminated with respect to your interest in the Contract, whichever is first.
A Benefit payment may be paid to or for another annuity or tax-qualified account in an exchange, transfer, or rollover to the full extent allowed by federal tax law.
EFFECT OF RIDER ON CONTRACT TERMS
Purchase Payments Limited
After your Rider Effective Date, we may decline to accept Purchase Payments to your interest in the Contract in excess of $50,000 per Certificate Year. Before or after your Rider Effective Date, we may decline to accept any further Purchase Payments to your interest in the Contract if we are no longer issuing annuity contracts with the GMWB Rider unless you decline or terminate the GMWB Rider with respect to your interest in the Contract.
Withdrawals to Pay Rider Charges or Benefits
Withdrawals made from your interest in the Contract to pay charges for the GMWB Rider or to pay Benefits will be subject to all of the terms and conditions of the Contract and your Certificate, except:
1)	the amount withdrawn will not be subject to a contingent deferred sales charge or other charge or fee;

2)	the amount need not meet the minimum amount for a withdrawal;

3)	it may reduce your Account Value below the minimum that is otherwise required;

4)	we will not terminate your interest in the Contract if such withdrawals reduce your Account Value below such minimum; and

5)	it may completely exhaust your Account Value.
Withdrawals to pay Benefits will reduce the amount that may otherwise be taken without a contingent deferred sales charge or other charge or fee pursuant to any free withdrawal privilege of the Contract and your Certificate.
Loans Limited
You must pay off all Loans on or before your Benefit Start Date. You may not take a new Loan on or after your Benefit Start Date so long as the GMWB Rider is in effect with respect to your interest in the Contract.
Continuation of Contract
If your Account Value is completely exhausted by payment of Rider charges or Benefits, your interest in the Contract will not terminate until the Rider terminates with respect to your interest in the Contract. However, no further Purchase Payments may be made to your interest in the Contract.

TERMINATION
All rights under the GMWB Rider with respect to your interest in the Contract terminate:
1)	upon your Written Request to decline or terminate the GMWB Rider with respect to your interest in the Contract;

2)	upon a failure to transfer funds with respect to your interest in the Contract as called for by Required Transfers provision of this Rider;

3)	upon an Ineligible Transfer with respect to your interest in the Contract;

4)	upon an Excess Withdrawal from your interest in the Contract that reduces your Benefit Base Amount below $1,250;

5)	upon the surrender or annuitization of your interest in the Contract;

6)	upon a death that would give rise to a death benefit with respect to your interest in the Contract, unless a spouse is the sole Beneficiary and elects to become the successor owner of your interest in the Contract; or

7)	upon the complete payment of all Benefits under the GMWB Rider with respect to your interest in the Contract.

GUARANTEED MINIMUM WITHDRAWAL BENEFITS RIDER